EXHIBI E.(XXIV)

AMENDMENT NUMBER 21 TO

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and as assigned to Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) on November 1, 1998 (the “Agreement”), The Hartford Emerging Markets Local Debt Fund, The Hartford Emerging Markets Research Fund and The Hartford World Bond Fund (the “Funds”) are hereby included as new Funds, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of May 31, 2011.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:	/s/ James Davey
Name:	James Davey
Title:	President

THE HARTFORD MUTUAL FUNDS, INC.

By:	/s/ Tamara L. Fagely
Name:	Tamara L. Fagely
Title:	Vice President, Treasurer and Controller